Exhibit 99.2

CARVE-OUT BALANCE SHEETS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(In thousands)	March 31, 2019 (Unaudited)	December 31, 2018
CURRENT ASSETS
Cash and cash equivalents	$170,510	$182,456
Accounts receivable, net of allowance of $24,465 in 2019 and $24,224 in 2018	636,520	706,309
Prepaid expenses	60,286	95,734
Other current assets	31,642	31,301

Total Current Assets	898,958	1,015,800
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,014,688	1,053,016
Other property, plant and equipment, net	229,872	235,922
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	971,163	971,163
Other intangibles, net	249,184	252,862
Goodwill	702,819	706,003
OTHER ASSETS
Operating lease right-of-use assets	2,004,486	—
Due from iHeartCommunications, net of allowance of $855,648 in 2019 and 2018	154,758	154,758
Other assets	99,706	132,504

Total Assets	$6,325,634	$4,522,028

CURRENT LIABILITIES
Accounts payable	$105,026	$113,714
Current operating lease liabilities	366,433	—
Accrued expenses	471,194	530,823
Deferred revenue	103,239	85,052
Current portion of long-term debt	234	227

Total Current Liabilities	1,046,126	729,816
Long-term debt	5,293,405	5,277,108
Noncurrent operating lease liabilities	1,668,558	—
Due to iHeartCommunications, post iHeart Chapter 11 Cases	73,747	21,591
Deferred income taxes	323,460	335,015
Other long-term liabilities	176,168	260,150
Commitments and Contingent liabilities (Note 6)
COMPANY DEFICIT
Noncontrolling interest	155,027	160,362
Majority owner’s net investment	(2,065,333)	(1,917,525)
Accumulated other comprehensive loss	(345,524)	(344,489)

Total Company Deficit	(2,255,830)	(2,101,652)

Total Liabilities and Company Deficit	$6,325,634	$4,522,028

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF COMPREHENSIVE LOSS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2019	2018
Revenue	$587,116	$598,398
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	347,827	361,289
Selling, general and administrative expenses (excludes depreciation and amortization)	122,966	127,408
Corporate expenses (excludes depreciation and amortization)	28,614	35,435
Depreciation and amortization	75,076	84,060
Other operating expense, net	(3,522)	(54)

Operating income (loss)	9,111	(9,848)
Interest expense	114,863	97,264
Equity in earnings (loss) of nonconsolidated affiliates	(207)	188
Loss on extinguishment of debt	(5,474)	—
Other income (expense), net	(358)	19,453

Loss before income taxes	(111,791)	(87,471)
Income tax expense	(57,763)	(45,367)

Net loss	(169,554)	(132,838)
Less amount attributable to noncontrolling interest	(5,387)	(4,416)

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(164,167)	$(128,422)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2,549	6,782

Other comprehensive income	2,549	6,782

Comprehensive loss	(161,618)	(121,640)
Less amount attributable to noncontrolling interest	3,584	5,236

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(165,202)	$(126,876)

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF CHANGES IN COMPANY DEFICIT

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(UNAUDITED)

(In thousands)	Majority Owner’s Net Investment	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total
Balances at December 31, 2018	$(1,917,525)	$(344,489)	$160,362	$(2,101,652)
Net loss	(164,167)	—	(5,387)	(169,554)
Adoption of ASC 842, Leases	14,613	—	—	14,613
Exercise of stock options and other	64	—	—	64
Share-based payments	1,682	—	152	1,834
Dividends and other payments to noncontrolling interests	—	—	(3,684)	(3,684)
Other comprehensive income (loss)	—	(1,035)	3,584	2,549

Balances at March 31, 2019	$(2,065,333)	$(345,524)	$155,027	$(2,255,830)

(In thousands)	Majority Owner’s Net Investment	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total
Balances at December 31, 2017	$(1,675,240)	$(340,094)	$157,040	$(1,858,294)
Net loss	(128,422)	—	(4,416)	(132,838)
Exercise of stock options and other	(17)	—	—	(17)
Share-based payments	1,800	—	306	2,106
Dividends and other payments to noncontrolling interests	—	—	(97)	(97)
Dividends declared and paid	(29,995)	—	—	(29,995)
Other	(1,435)	1,435	—	—
Other comprehensive income	—	1,546	5,236	6,782

Balances at March 31, 2018	$(1,833,309)	$(337,113)	$158,069	$(2,012,353)

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF CASH FLOWS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(169,554)	$(132,838)
Reconciling items:
Depreciation and amortization	75,076	84,060
Deferred taxes	(13,957)	16,911
Provision for doubtful accounts	1,846	1,686
Amortization of deferred financing charges and note discounts, net	2,636	2,628
Share-based compensation	1,834	2,106
(Gain) loss on disposal of operating and other assets	3,409	(188)
Equity in (earnings) loss of nonconsolidated affiliates	207	(188)
Loss on extinguishment of debt	5,474	—
Foreign exchange transaction gain	(564)	(19,600)
Other reconciling items, net	(1,648)	(969)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	69,249	36,317
Increase in prepaid expenses and other current assets	(26,258)	(38,423)
Decrease in accrued expenses	(23,023)	(25,432)
Increase (decrease) in accounts payable	(7,829)	30,574
Increase in accrued interest	9,440	8,491
Increase in deferred income	18,321	47,384
Changes in other operating assets and liabilities	7,661	(7,493)

Net cash provided by (used for) operating activities	$(47,680)	$5,026

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,173)	(28,672)
Proceeds from disposal of assets	601	1,281
Change in other, net	(4)	134

Net cash used for investing activities	$(27,576)	$(27,257)

Cash flows from financing activities:
Proceeds from long-term debt	2,235,000	—
Payments on long-term debt	(2,200,054)	(155)
Net transfers from iHeartCommunications	52,156	60,677
Dividends and other payments to noncontrolling interests	(69)	(97)
Dividends paid	(4)	(29,910)
Debt issuance costs	(26,752)	—
Change in other, net	63	(16)

Net cash provided by financing activities	$60,340	$30,499

Effect of exchange rate changes on cash, cash equivalents and restricted cash	586	3,292

Net increase (decrease) in cash, cash equivalents and restricted cash	(14,330)	11,560
Cash, cash equivalents and restricted cash at beginning of period	202,869	188,310

Cash, cash equivalents and restricted cash at end of period	$188,539	$199,870

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$102,551	$86,054
Cash paid for income taxes	14,064	9,303

See Notes to Carve-out Financial Statements

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

The Separation

As of March 31, 2019, Clear Channel Holdings, Inc. (“CCH”) was a wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”). As of March 31, 2019, CCH and certain of its subsidiaries held 89.1% of the outstanding shares of Clear Channel Outdoor Holdings, Inc. (“CCOH”). On March 14, 2018, iHeartMedia, Inc. (“iHeartMedia”) and certain of its subsidiaries, including iHeartCommunications and CCH (collectively, the “Debtors”), filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and were not Debtors in the iHeart Chapter 11 Cases.

On January 22, 2019, the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia and its Debtor affiliates (as further modified, the “iHeartMedia Plan of Reorganization”) was confirmed by the Bankruptcy Court.

On May 1, 2019 (the “Effective Date”), the conditions to the effectiveness of the iHeartMedia Plan of Reorganization were satisfied and the Debtors emerged from Chapter 11. On the Effective Date, pursuant to the iHeartMedia Plan of Reorganization, the Company and the subsidiaries of the Company (collectively with the Company, the “Outdoor Group”) were separated from, and ceased to be controlled by, iHeartMedia and its subsidiaries (the “iHeart Group”), through a series of transactions (the “Separation”) which included the entity formerly known as Clear Channel Outdoor Holdings, Inc. with and into the Company (the “Merger”).

Preparation of Interim Financial Statements

The financial statements of the Outdoor Business of CCH consist of a carve-out of the financial statements of the entities and businesses of CCH that operate in the Outdoor Business (the “Company”). Pursuant to the iHeartMedia Plan of Reorganization, on May 1, 2019, after the radio businesses of iHeartMedia (the “Radio Businesses”) and the subsidiaries of CCH (other than CCOH) were distributed to a wholly-owned subsidiary of iHeartMedia, CCOH was merged with and into CCH and CCH’s only assets and liabilities were those of CCOH and its subsidiaries (the “Outdoor Business”). By the time the shares of CCH were distributed to certain creditors of iHeartMedia and to the public stockholders of CCOH, the only assets, liabilities and operations of CCH were those of the Outdoor Business.

Accordingly, these carve-out financial statements include the operations, assets and liabilities of the Outdoor business of CCH, and exclude the Radio Businesses and the subsidiaries of CCH (other than CCOH) prior to the Merger and the Separation. In addition, the carve-out financial statements exclude amounts attributable to CCH, which is a holding company with no independent assets or operations.

Management believes that carve-out financial statements of the Outdoor Business of CCH would be more useful to users than financial statements of CCH that include the Radio Businesses and other non-Outdoor subsidiaries. This conclusion was based on the fact that investors did not receive shares in the Company until after the Radio Businesses were distributed. Accordingly, the Radio Businesses are not relevant to their investment decisions.

The preparation of carve-out financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Additionally, the carve-out financial statements of the Outdoor Business of CCH may not be indicative of the Company’s future performance and do not necessarily reflect what its carve-out results of operations, financial position and cash flows would have been had CCH consisted only of the Outdoor Business and operated as a separate, stand-alone public company for which a controlling interest was not held by iHeartCommunications during the periods presented. These carve-out financial statements of the Outdoor Business of CCH give effect to allocations of expenses from iHeartCommunications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided, however, they may not be indicative of the actual results of the Outdoor Business of CCH had CCH consisted only of the Outdoor Business of CCH and had been operating as a separate, stand-alone public company for the periods presented. Refer to Note 7 for further information regarding transactions with iHeartMedia and its subsidiaries.

None of the entities included in the carve-out financial statements were Debtors or guarantors of any of the debt of the Debtors. Although CCH was a debtor in the iHeart Chapter 11 Cases, the carve-out financial statements exclude amounts attributable to CCH and, as required by the Plan of Reorganization, prior to emergence from the iHeart Chapter 11 Cases, CCH was released from its guarantee of iHeartCommunications’ indebtedness.

Our reportable segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”). The accompanying carve-out financial statements were prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all normal and recurring adjustments necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods may not be indicative of results for the full year. The financial statements contained herein should be read in conjunction with the carve-out financial statements and notes thereto included in CCH’s Registration Statement on Form S-4 (File No. 333-228986).

Included in the carve-out financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20% to 50% of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for under the equity method. All significant intercompany transactions have been eliminated.

Certain prior period amounts have been reclassified to conform to the 2019 presentation.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Carve-out Balance Sheet to the total of the amounts reported in the Carve-out Statement of Cash Flows:

(In thousands)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$170,510	$182,456
Restricted cash included in:
Other current assets	4,065	4,221
Other assets	13,964	16,192

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$188,539	$202,869

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

New Accounting Pronouncements Recently Adopted

Leases

The Company adopted ASU No. 2016-02, which created ASC 842, Leases, and all subsequent ASUs relating to this Topic, as of January 1, 2019 (collectively, “ASC 842”). This new lease accounting standard, which supersedes previous lease accounting guidance under U.S. GAAP (ASC Topic 840), results in significant changes to the balance sheets of lessees, most significantly by requiring the recognition of a right-of-use (ROU) asset and lease liability by lessees for those leases classified as operating leases. Lessor accounting is also updated to align with certain changes in the lessee model and the revenue recognition standard (ASC Topic 606), which was adopted in 2018.

The Company applied the transition provisions of this standard at January 1, 2019 following the optional transition method provided by ASU No. 2018-11; consequently the carve-out financial statements and notes to the carve-out financial statements for periods before the date of adoption continue to be presented in accordance with ASC Topic 840. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed us to not reassess whether expired or existing contracts are or contain leases and to carry forward the historical lease classification for those leases that commenced prior to the date of adoption.

Upon adoption of ASC 842, prepaid and deferred rent balances, which were historically presented separately, were combined and presented net within the ROU asset. Additionally, deferred gains related to previous transactions that were historically accounted for as sale and operating leasebacks in accordance with ASC Topic 840 were recognized as a cumulative-effect adjustment to equity, resulting in an increase to equity, net of tax, of $14.6 million. Under ASC Topic 840, such gains were recognized ratably over the lease term as a credit to operating lease expense, and operating lease expense for the three months ended March 31, 2018 included a credit of $0.3 million for the amortization of these gains, which was not recognized in the three months ended March 31, 2019.

Adoption of the new standard had a material impact on our carve-out balance sheets, but it did not have a material impact on our other carve-out financial statements. Additionally, the standard requires disclosures to meet the objective of enabling users of the financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. Refer to Note 2, Revenue, and Note 3, Leases, for more information.

Intangible Assets and Goodwill

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company early adopted the proposed guidance under ASU 2017-04 beginning on January 1, 2019 on a prospective basis. The implementation of ASU 2017-04 did not have a material impact on our carve-out financial statements and related disclosures.

During the third quarter of 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This update requires that a customer in a cloud computing arrangement that is a service contract follow the internal use software guidance in ASC 350-402 to determine which implementation costs to capitalize as assets. The standard is effective for fiscal years beginning after December 15, 2019. The Company early adopted the proposed guidance under ASU 2018-15 beginning on January 1, 2019 on a prospective basis. The implementation of ASU 2018-15 did not have a material impact on our carve-out financial statements and related disclosures.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – REVENUE

The Company generates revenue primarily from the sale of advertising space on printed and digital out-of-home advertising displays. These contracts typically cover periods of a few weeks to one year, although there are some with longer terms. Americas contracts are generally cancellable after a specified notice period, while International contracts are generally non-cancellable or require the customer to pay a fee to terminate the contract. Certain of these revenue transactions are considered leases, for accounting purposes, as the contracts convey to customers the right to control the use of the Company’s advertising displays for a period of time. To qualify as a lease, fulfillment of the contract must be dependent upon the use of a specified advertising structure, the customer must have almost exclusive use of the advertising display throughout the contract term, and, upon adoption of the new leases standard (ASC 842) on January 1, 2019, the customer must also have the right to change the advertisement that is displayed throughout the contract term.

The Company has elected a practical expedient to not separate non-lease components from associated lease components if certain criteria are met. As such, each right to control the use of an advertising display that meets the lease criteria is combined with the related installation and maintenance services provided under the contract into a single lease component. Production services, which do not meet the criteria to be combined, and each advertising display that does not meet the lease criteria (along with any related installation and maintenance services) are non-lease components. Consideration in outdoor advertising contracts is allocated between lease and non-lease components in proportion to their relative standalone selling prices, which are generally approximated by the contractual prices for each promised service. The Company accounts for revenue from leases, which are all classified as operating leases, in accordance with the lease accounting guidance (ASC Topic 840 or ASC Topic 842, depending on the advertising campaign start date), while the Company’s remaining revenue transactions are accounted for as revenue from contracts with customers (ASC Topic 606).

In accordance with the transition approach that the Company elected to adopt ASC Topic 842, as described in Note 1, revenue contracts with campaign start dates prior to January 1, 2019 were not reassessed to determine whether they qualify as a lease under the requirements of the new leasing standard. Instead, they continue to be accounted for as revenue from contracts with customers or revenue from leases based on the requirements of the previous standard (ASC Topic 840), and the new requirements have been applied to revenue contracts with campaign start dates on or after January 1, 2019. Because the definition of a lease is more restrictive under the new standard, fewer of our new revenue contracts meet the definition of a lease for accounting purposes, resulting in an increase in the percentage of revenue that is categorized as revenue from contracts with customers as compared to the prior year.

Disaggregation of Revenue

The following table shows, by segment, revenue from contracts with customers disaggregated by geographical region, revenue from leases and total revenue for the three months ended March 31, 2019 and 2018:

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Americas	International	Total
Three Months Ended March 31, 2019
Revenue from contracts with customers:
United States	$131,431	$—	$131,431
Other Americas	896	13,645	14,541
Europe	—	201,205	201,205
Asia-Pacific and other	—	53,231	53,231

Total	132,327	268,081	400,408
Revenue from leases	140,395	46,313	186,708

Revenue, total	$272,722	$314,394	$587,116

Three Months Ended March 31, 2018
Revenue from contracts with customers:
United States	$96,147	$—	$96,147
Other Americas	650	12,123	12,773
Europe	—	187,216	187,216
Asia-Pacific and other	—	3,012	3,012

Total	96,797	202,351	299,148
Revenue from leases	159,050	140,200	299,250

Revenue, total	$255,847	$342,551	$598,398

All of the Company’s advertising structures, which may be owned or leased, are used to generate revenue. Such revenue may be classified as revenue from contracts with customers or revenue from leases depending on the terms of the contract, as previously described.

Revenue from Contracts with Customers

The following tables show the Company’s beginning and ending accounts receivable and deferred revenue balances from contracts with customers:

	Three Months Ended March 31,
(In thousands)	2019	2018
Accounts receivable, net of allowance, from contracts with customers:
Beginning balance	$367,918	$346,323
Ending balance	$418,916	$305,030
Deferred revenue from contracts with customers:
Beginning balance	$39,916	$28,804
Ending balance	$57,180	$45,261

During the three months ended March 31, 2019 and 2018, respectively, the Company recognized $28.4 million and $21.0 million of revenue that was included in the deferred revenue from contracts with customers balance at the beginning of the period.

As previously described, the Company’s contracts with customers generally have terms of one year or less; however, as of March 31, 2019, the Company expects to recognize $117.1 million of revenue in future periods for remaining performance obligations from current contracts with customers that have an original expected duration greater than one year, with the majority of this amount to be recognized over the next five years.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Revenue from Leases

As of March 31, 2019, future lease payments to be received by the Company are as follows:

(In thousands)
2019	$398,562
2020	47,794
2021	18,907
2022	9,841
2023	2,491
Thereafter	4,828

Total	$482,423

Note that the future lease payments disclosed are limited to the non-cancellable period of the lease and, for contracts that require the customer to pay a significant fee to terminate the contract such that the customer is considered reasonably certain not to exercise this option, periods beyond the termination option. Payments scheduled for periods beyond a termination option are not included for contracts that allow cancellation by the customer without a significant fee.

NOTE 3 – LEASES

The Company enters into operating lease contracts for land, buildings, structures and other equipment. Arrangements are evaluated at inception to determine whether such arrangements contain a lease. Operating leases include land lease contracts and contracts for the use of space on floors, walls and exterior locations on buildings. Arrangements in which wall space is used are considered to be lease contracts if all other required elements of a lease contract are present. The Company assessed certain international transit contracts under ASC 842, which historically were determined to be leases, and concluded that the arrangements did not meet the definition of leases under the new leasing standard. In accordance with the transition guidance of ASC 842, such arrangements are included in the Company’s balance sheet as of January 1, 2019. The majority of the Company’s transit contracts do not meet the definition of a lease due to substantive substitution rights within those contracts. Arrangements to lease building space consist primarily of the rental of office space, but may also include leases of other equipment, including automobiles and copiers. Operating leases are reflected on the Company’s balance sheet within Operating lease right-of-use assets, and the related short-term and long-term liabilities are included within Current and Noncurrent operating lease liabilities, respectively.

The Company’s finance leases are included within Property, plant and equipment with the related liabilities included within Long-term debt.

ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term.

Certain of the Company’s operating lease agreements include rental payments based on a percentage of revenue, and others include rental payments adjusted periodically for inflationary changes. Percentage rent contracts, in which lease expense is calculated as a percentage of advertising revenue, and payments due to changes in inflationary adjustments are included within variable rent expense, which is accounted for separately from periodic straight-line lease expense. Amounts related to insurance and property taxes in lease arrangements when billed on a pass-through basis are allocated to the lease and non-lease components of the lease based on their relative standalone selling prices. Internationally, the Company is commonly assessed VAT on its contracts, which is treated as a nonlease component.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Many operating lease contracts expire; however, the Company may continue to operate the leased assets after the rights and obligations of the lease agreements have expired. Such contracts, once expired, are not considered to be leases and future expected payments are not included in operating lease liabilities or ROU assets. Many of the Company’s leases entered into in connection with advertising structures provide options to extend the terms of the agreements. Generally, renewal periods are excluded from minimum lease payments when calculating the lease liabilities as, for most leases, the Company does not consider exercise of such options to be reasonably certain. As a result, unless a renewal option is considered reasonably assured, the optional terms and payments are not included within the lease liability. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The implicit rate within the Company’s lease agreements is generally not determinable. As such, the Company uses the incremental borrowing rate (“IBR”) to determine the present value of lease payments at the commencement of the lease. The IBR, as defined in ASC 842, is “the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.”

The following table provides the components of lease expense included within the Carve-out Statement of Comprehensive Loss for the three months ended March 31, 2019:

(In thousands)	Three Months Ended March 31, 2019
Operating lease expense	$135,096
Variable lease expense	$31,565

The following table provides the weighted average remaining lease term and the weighted average discount rate for the Company’s leases as of March 31, 2019:

March 31, 2019
Operating lease weighted average remaining lease term (in years)	9.7
Operating lease weighted average discount rate	7.26%

As of March 31, 2019, the Company’s future maturities of operating lease liabilities were as follows:

(In thousands)
2019	$376,287
2020	419,101
2021	354,030
2022	274,785
2023	222,106
Thereafter	1,367,285

Total lease payments	$3,013,594
Less: Effect of discounting	978,603

Total operating lease liability	$2,034,991

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

The following table provides supplemental cash flow information related to leases:

(In thousands)	Three Months Ended March 31, 2019
Cash paid for amounts included in measurement of operating lease liabilities	$156,577
Lease liabilities arising from obtaining right-of-use assets[1]	$2,119,943

[1]	Lease liabilities arising from obtaining right-of-use assets include transition liabilities upon adoption of ASC 842, as well as new leases entered into during the three months ended March 31, 2019.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets as of March 31, 2019 and December 31, 2018, respectively:

(In thousands)	March 31, 2019	December 31, 2018
Land, buildings and improvements	$146,128	$145,403
Structures	2,833,051	2,835,411
Furniture and other equipment	209,160	202,155
Construction in progress	66,649	73,030

	3,254,988	3,255,999
Less: accumulated depreciation	2,010,428	1,967,061

Property, plant and equipment, net	$1,244,560	$1,288,938

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits in its Americas segment. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States. Accordingly, there are no indefinite-lived intangible assets in the International segment.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets primarily include transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of March 31, 2019 and December 31, 2018, respectively:

(In thousands)	March 31, 2019		December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$528,232	$(443,963)	$528,185	$(440,228)
Permanent easements	163,341	—	163,317	—
Other	5,926	(4,352)	5,919	(4,331)

Total	$697,499	$(448,315)	$697,421	$(444,559)

Total amortization expense related to definite-lived intangible assets for the three months ended March 31, 2019 and 2018 was $4.2 million and $5.2 million, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2020	$12,985
2021	12,651
2022	10,850
2023	6,449
2024	6,341

Goodwill

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	Americas	International	Total
Balance as of December 31, 2017	$507,819	$206,224	$714,043
Foreign currency	—	(8,040)	(8,040)

Balance as of December 31, 2018	$507,819	$198,184	$706,003
Foreign currency	—	(3,184)	(3,184)

Balance as of March 31, 2019	$507,819	$195,000	$702,819

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5 – LONG-TERM DEBT

Long-term debt outstanding as of March 31, 2019 and December 31, 2018 consisted of the following:

(In thousands)	March 31, 2019	December 31, 2018
Clear Channel Worldwide Holdings Senior Notes:
6.5% Series A Senior Notes Due 2022	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	1,989,250	1,989,250
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020(1)	—	275,000
7.625% Series B Senior Subordinated Notes Due 2020(1)	—	1,925,000
9.25% Senior Subordinated Notes Due 2024(1)	2,235,000	—
Receivables Based Credit Facility Due 2023(2)	—	—
Clear Channel International B.V. Senior Notes Due 2020	375,000	375,000
Other debt	3,828	3,882
Original issue discount	(867)	(739)
Long-term debt fees	(44,322)	(25,808)

Total debt	$5,293,639	$5,277,335
Less: current portion	234	227

Total long-term debt	$5,293,405	$5,277,108

(1)

On February 4, 2019, Clear Channel Worldwide Holdings, Inc., an indirect subsidiary of the Company (“CCWH” or the “Subsidiary Issuer”), delivered a conditional notice of redemption calling all of its outstanding $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”) for redemption on March 6, 2019. The redemption was conditioned on the closing of the offering of $2,235.0 million of new 9.25% Senior Subordinated Notes due 2024 (the “New CCWH Subordinated Notes”). At the closing of such offering on February 12, 2019, CCWH deposited with the trustee for the CCWH Subordinated Notes a portion of the proceeds from the new notes in an amount sufficient to pay and discharge the principal amount outstanding, plus accrued and unpaid interest on the CCWH Subordinated Notes to, but not including, the redemption date. CCWH irrevocably instructed the trustee to apply such funds to the full payment of the CCWH Subordinated Notes on the redemption date. Concurrently therewith, CCWH elected to satisfy and discharge the indentures governing the CCWH Subordinated Notes in accordance with their terms and the trustee acknowledged such discharge and satisfaction. As a result of the satisfaction and discharge of the indentures, CCWH and the guarantors of the CCWH Subordinated Notes have been released from their remaining obligations under the indentures and the CCWH Subordinated Notes.

(2)

The receivables based credit facility provides for revolving credit commitments of up to $125.0 million. As of March 31, 2019, the facility had $85.5 million of letters of credit outstanding and a borrowing base of $116.2 million, resulting in $30.7 million of excess availability. Certain additional restrictions, including a springing financial covenant, take effect at decreased levels of excess availability.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.5 billion and $5.2 billion as of March 31, 2019 and December 31, 2018, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

9.25% Senior Subordinated Notes Due 2024

On February 12, 2019, CCWH, an indirect, wholly-owned subsidiary of the Company, completed the sale of $2,235.0 million in aggregate principal amount of New CCWH Subordinated Notes in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

The New CCWH Subordinated Notes were issued pursuant to an indenture, dated as of February 12, 2019 (the “New CCWH Notes Indenture”), among CCWH, the Company, Clear Channel Outdoor, Inc. (“CCOI”) and the other guarantors party thereto (collectively with the Company and CCOI, the “Guarantors”), and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent (the “Trustee”). The New CCWH Subordinated Notes mature on February 15, 2024 and bear interest at a rate of 9.25% per annum. Prior to the Company’s separation from iHeartMedia, Inc. in connection with the completion of iHeartMedia, Inc.’s Chapter 11 proceedings (the “Separation”), interest will be payable to the Trustee weekly in arrears. Following the Separation, interest will be payable to the Trustee semi-annually. In each case, interest will be payable to the holders of the New CCWH Subordinated Notes semi-annually on February 15 and August 15 of each year, beginning on August 15, 2019.

The New CCWH Subordinated Notes and the guarantees of the New CCWH Subordinated Notes are unsecured senior subordinated obligations that rank pari passu in right of payment to all senior subordinated indebtedness of Clear Channel Worldwide and the Guarantors, junior to all senior indebtedness of CCWH and the Guarantors, including CCWH’s outstanding 6.50% Series A Senior Notes and Series B Senior Notes due 2022 (the “Senior Notes”), and senior to all future subordinated indebtedness of CCWH and the Guarantors that expressly provides that it is subordinated to the New CCWH Subordinated Notes. Following the satisfaction of certain conditions, including that the Senior Notes are no longer outstanding and at least a portion of such notes has been refinanced with senior secured indebtedness, New CCWH Subordinated Notes and the guarantees of the New CCWH Subordinated Notes will cease to be subordinated obligations and thereafter will rank pari passu in right of payment with all senior indebtedness of CCWH and the Guarantors (the “step-up”). There can be no assurance that the step-up will ever occur and that the New CCWH Subordinated Notes and the guarantees will ever cease to be subordinated indebtedness of CCWH and the Guarantors.

CCWH may redeem the New CCWH Subordinated Notes at its option, in whole or part, at any time prior to February 15, 2021, at a price equal to 100% of the principal amount of the New CCWH Subordinated Notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. CCWH may redeem the New CCWH Subordinated Notes, in whole or in part, on or after February 15, 2021, at the redemption prices set forth in the Indenture plus accrued and unpaid interest to the redemption date. At any time prior to February 15, 2021, CCWH may elect to redeem up to 40% of the aggregate principal amount of the New CCWH Subordinated Notes at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings. In addition, CCWH may redeem up to 20% of the aggregate principal amount of the New CCWH Subordinated Notes at any time prior to February 15, 2021, using the net proceeds from certain other equity offerings at 103% of the principal amount of the New CCWH Subordinated Notes. CCWH will be permitted to use these two redemption options concurrently but will not be permitted to redeem, in the aggregate, more than 40% of the principal amount of the New CCWH Subordinated Notes pursuant to these options.

The New CCWH Notes Indenture contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur or guarantee additional debt or issue certain preferred stock; (ii) redeem, purchase or retire subordinated debt; (iii) make certain investments; (iv) create restrictions on the payment of dividends or other amounts from the Company’s restricted subsidiaries that are not Guarantors; (v) enter into certain transactions with affiliates; (vi) merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) sell certain assets, including capital stock of the Company’s subsidiaries; (viii) designate the Company’s subsidiaries as unrestricted subsidiaries, (ix) pay dividends, redeem or repurchase capital stock or make other restricted payments; and (x) in the event that the step-up occurs and the New CCWH Subordinated Notes cease to be subordinated, incur certain liens.

Surety Bonds, Letters of Credit and Guarantees

As of March 31, 2019, the Company had $56.4 million, $85.5 million and $37.3 million in surety bonds, letters of credit and bank guarantees outstanding, respectively. A portion of the outstanding bank guarantees were supported by $16.9 million of cash collateral. Additionally, as of March 31, 2019, iHeartCommunications had outstanding commercial standby letters of credit of $1.6 million held on behalf of the Company. These letters of credit, surety bonds and bank guarantees relate to various operational matters, including insurance, bid, concession and performance bonds, as well as other items.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

On May 9, 2016, a stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint named as defendants iHeartCommunications, Inc. (“iHeartCommunications”), CCOH’s indirect parent company, iHeartMedia, Inc. (“iHeartMedia”), the parent company of iHeartCommunications, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsor Defendants”), iHeartMedia’s private equity sponsors and majority owners, and the members of CCOH’s board of directors. CCOH also was named as a nominal defendant. The complaint alleged that CCOH had been harmed by the intercompany agreements with iHeartCommunications, CCOH’s lack of autonomy over its own cash and the actions of the defendants in serving the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants to the detriment of CCOH and its minority stockholders. Specifically, the complaint alleged that the defendants breached their fiduciary duties by causing CCOH to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to iHeartMedia and iHeartCommunications; (iii) issue new debt in the offering by Clear Channel International B.V, an international subsidiary of the Company (“CCIBV”) of 8.75% Senior Notes due 2020 (the “CCIBV Senior Notes” and such offering, “CCIBV Note Offering”) to provide cash to iHeartMedia and iHeartCommunications through a dividend; and (iv) effect the sales of certain outdoor markets in the U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to iHeartMedia and iHeartCommunications through a dividend. The complaint also alleged that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleged that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to CCOH. The plaintiff sought, among other things, a ruling that the defendants breached their fiduciary duties to CCOH and that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the board of directors’ breaches of fiduciary duty, rescission of payments to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring iHeartMedia, iHeartCommunications and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.

On July 20, 2016, the defendants filed a motion to dismiss plaintiff’s verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Delaware Chancery Court granted the defendants’ motion to dismiss all claims brought by the plaintiff. On December 19, 2016, the plaintiff filed a notice of appeal of the ruling. The oral hearing on the appeal was held on October 11, 2017. On October 12, 2017, the Supreme Court of Delaware affirmed the lower court’s ruling, dismissing the case.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

On December 29, 2017, another stockholder of CCOH filed a derivative lawsuit in the Delaware Chancery Court captioned Norfolk County Retirement System, v. iHeartMedia, Inc., et al., C.A. No. 2017-0930-JRS. The complaint names as defendants iHeartMedia, iHeartCommunications, the Sponsor Defendants, and the members of CCOH’s board of directors. CCOH is named as a nominal defendant. The complaint alleges that CCOH has been harmed by CCOH Board’s November 2017 decision to extend the maturity date of the intercompany revolving note (the “Third Amendment”) at what the complaint describes as far-below-market interest rates. Specifically, the complaint alleges that (i) iHeartMedia and Sponsor defendants breached their fiduciary duties by exploiting their position of control to require CCOH to enter the Third Amendment on terms unfair to CCOH; (ii) the CCOH Board breached their duty of loyalty by approving the Third Amendment and elevating the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants over the interests of CCOH and its minority unaffiliated stockholders; and (iii) the terms of the Third Amendment could not have been agreed to in good faith and represent a waste of corporate assets by the CCOH Board. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of the unfairly favorable terms of the Third Amendment. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to CCOH, a modification of the Third Amendment to bear a commercially reasonable rate of interest, and an order requiring disgorgement of all profits, benefits and other compensation obtained by the defendants as a result of the alleged breaches of fiduciary duties.

On March 7, 2018, the defendants filed a motion to dismiss the plaintiff’s verified derivative complaint for failure to state a claim upon which relief can be granted. On March 16, 2018, iHeartMedia filed a Notice of Suggestion of Pendency of Bankruptcy and Automatic Stay of Proceedings. On May 4, 2018, the plaintiff filed its response to the motion to dismiss. On June 26, 2018, the defendants filed a reply brief in further support of their motion to dismiss. Oral argument on the motion to dismiss was held on September 20, 2018.

On August 27, 2018, the same stockholder of CCOH that had filed a derivative lawsuit against iHeartMedia and others in 2016 (GAMCO Asset Management Inc.) filed a putative class action lawsuit in the Delaware Chancery Court, captioned GAMCO Asset Management, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS. The complaint names as defendants the Sponsor Defendants and the members of CCOH’s board of directors. The complaint alleges that minority shareholders in CCOH during the period November 8, 2017 to March 14, 2018 were harmed by decisions of CCOH’s board of directors and the intercompany note committee of the board of directors relating to the intercompany note. Specifically, the complaint alleges that (i) the members of the intercompany note committee breached their fiduciary duties by not demanding payment under the intercompany note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (ii) CCOH’s board of directors breached their fiduciary duties by approving the Third Amendment rather than allowing the intercompany note to expire; (iii) CCOH’s board of directors breached their fiduciary duties by not demanding payment under the intercompany note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; and (iv) the Sponsor Defendants breached their fiduciary duties by not directing CCOH’s board of directors to permit the intercompany note to expire and to declare a dividend. The complaint further alleges that the Sponsor Defendants aided and abetted CCOH’s board of director’s alleged breach of fiduciary duties. The plaintiff seeks, among other things, a ruling that CCOH’s board of directors, the intercompany note committee, and the Sponsor Defendants breached their fiduciary duties and that the Sponsor Defendants aided and abetted the Board’s breach of fiduciary duty; and an award of damages, together with pre- and post-judgment interests, to the putative class of minority shareholders.

On December 16, 2018, the Debtors, CCOH, GAMCO Asset Management, Inc., and Norfolk County Retirement System entered into a settlement agreement (the “Settlement Agreement”), which resolves all claims, objections, and other causes of action that have been or could be asserted by or on behalf of CCOH, GAMCO Asset Management, Inc., and/or Norfolk County Retirement System by and among the Debtors, CCOH, GAMCO Asset Management, Inc., certain individual defendants in the GAMCO Asset Management, Inc. action and/or the Norfolk County Retirement System action, and the private equity sponsor defendants

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

in such actions. The Settlement Agreement provides for the consensual separation of the Debtors and CCOH, including approximately $149.0 million of recovery to CCOH on account of its claim against iHeartCommunications in the Chapter 11 cases, an unsecured revolving line of credit in an aggregate amount not to exceed $200 million from iHeartCommunications (the “iHeart Line of Credit”), the transfer of certain of the Debtors’ intellectual property to CCOH, the waiver by the Debtors of the setoff for the value of the transferred intellectual property, mutual releases, the termination of the cash sweep under the existing Corporate Services Agreement, the termination of any agreements or licenses requiring royalty payments from CCOH to the Debtors for trademarks or other intellectual property, the waiver of any post-petition amounts owed by CCOH relating to such trademarks or other intellectual property, and the execution of a new transition services agreement and other separation documents. The Settlement Agreement was approved by the Bankruptcy Court and the United States District Court for the Southern District of Texas in connection with the confirmation of the iHeartMedia Chapter 11 Cases on January 22, 2019.

China Investigation

Several employees of Clear Media Limited, an indirect, non-wholly-owned subsidiary of the Company whose ordinary shares are listed on the Hong Kong Stock Exchange, are subject to an ongoing police investigation in China for misappropriation of funds. The Company is not aware of any litigation, claim or assessment pending against the Company in relation to this investigation. Based on information known to date, the Company believes any contingent liabilities arising from potential misconduct that has been or may be identified by the investigation in China are not material to the Company’s carve-out financial statements. The effect of the misappropriation of funds is reflected in these financial statements in the appropriate periods.

The Company advised both the United States Securities and Exchange Commission and the United States Department of Justice of the investigation at Clear Media Limited and is cooperating to provide information in response to inquiries from the agencies. The Clear Media Limited investigation could implicate the books and records, internal controls and anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, which statute and regulations provide for potential monetary penalties as well as criminal and civil sanctions. It is possible that monetary penalties and other sanctions could be assessed on the Company in connection with this matter. The nature and amount of any monetary penalty or other sanctions cannot reasonably be estimated at this time and could be qualitatively or quantitatively material to the Company.

Italy Investigation

During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations in its business in Italy, which resulted in an understatement of its VAT obligation. These misstatements resulted in an understatement of other long-term liabilities of $16.9 million as of December 31, 2017. The effect of these misstatements is reflected in the historical financial statements in the appropriate periods. Upon identification of these misstatements, the Company undertook certain procedures, including a forensic investigation, which is ongoing. In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit in relation to the transactions under investigation, amounting to approximately $17 million, including estimated possible penalties and interest. The Company made a payment of approximately $8.6 million during the fourth quarter of 2018 and expects to pay the remainder during the last half of 2019. The ultimate amount to be paid may differ from the estimates, and such differences may be material.

NOTE 7 – RELATED PARTY TRANSACTIONS

Merger Agreement

On March 27, 2019, as contemplated by the Settlement Agreement and iHeartMedia’s modified fifth amended Plan of Reorganization (the “iHeartMedia Plan of Reorganization”), which was confirmed by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on January 22, 2019, the Company and CCOH entered into an Agreement and Plan of Merger (the “Merger Agreement”). On May 1, 2019, CCOH merged with and into the Company (the “Merger”), with the Company surviving the Merger and changing its name to Clear Channel Outdoor Holdings, Inc.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

In connection with the Merger, each share of the CCOH’s Class A common stock (“CCOH Class A Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of CCOH Class A Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company) was converted into one share of common stock of the Company (“New CCOH Common Stock”). The shares of the CCOH Class A Common Stock held by the Company and its subsidiaries (the “Excluded Shares”) were canceled and retired, and no shares of New CCOH Common Stock were exchanged for such shares. All of the outstanding shares of the Company’s common stock, all held by iHeartCommunications, immediately before the Merger were converted into 325,726,917 shares of the Company’s Common Stock. As a result, immediately after the Merger, the Company had a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than the Company and its subsidiaries) owned the same percentage of the Company that they owned of CCOH immediately before the Merger, which was approximately 10.9% as of May 1, 2019, and all of the remaining 325,726,917 outstanding shares of the Company’s Common Stock were held by iHeartCommunications for distribution to creditors pursuant to the iHeartMedia Plan of Reorganization.

Separation Agreement

On March 27, 2019, the Company, CCOH, iHeartMedia and iHeartCommunications entered into a Settlement and Separation Agreement (the “Separation Agreement”) governing the terms of the separation of the Company as the surviving corporation under the Merger and each subsidiary of the Company after giving effect to a series of transactions to effect the Separation (the “Transactions” and the Company together with its subsidiaries, the “Outdoor Group”) from iHeartMedia and each of its subsidiaries immediately after giving effect to the Transactions (iHeartMedia together with its subsidiaries, the “iHeart Group”).

Pursuant to the Separation Agreement, on or before the date of the closing of the Merger Agreement (the “Closing Date”), (i) iHeartCommunications and each relevant member of the iHeart Group transferred to the Company or the relevant member of the Outdoor Group, any and all direct or indirect title and interest in the assets that are primarily related to or used primarily in connection with the business of the Outdoor Group (after giving effect to the Transactions) (the “Outdoor Business” and such assets, the “Outdoor Assets”), excluding certain excluded assets, and (ii) each relevant member of the Outdoor Group transferred to the relevant member of the iHeart Group any and all direct or indirect title and interest in the assets of the business conducted by the iHeart Group after giving effect to the Transactions, including the radio business (the “iHeart Business” and such assets, the “iHeart Assets”).

At the same time as the transfer of the Outdoor Assets from the iHeart Group to the Outdoor Group, the members of the Outdoor Group assumed the liabilities associated with the Outdoor Business, subject to certain exceptions as set forth in the Separation Agreement. At the same time as the transfer of the iHeart Assets from the Outdoor Group to the iHeart Group, the members of the iHeart Group assumed the liabilities associated with the iHeart Business, subject to certain exceptions as set forth in the Separation Agreement.

In connection with the cash management arrangements with CCOH, iHeartCommunications maintained an intercompany revolving promissory note payable by iHeartCommunications to CCOH (the “Intercompany Note”), which was scheduled to mature on May 15, 2019. As of December 31, 2017, the principal amount outstanding under the Intercompany Note was $1,067.6 million. As a result of the Chapter 11 Cases, CCOH wrote down the balance of the note by $855.6 million during the fourth quarter of 2017 to reflect the estimated recoverable amount of the Intercompany Note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. As of the Petition Date, the principal amount outstanding under the Intercompany Note was $1,031.7 million. As of March 31, 2019, the asset recorded in respect of the Intercompany Note on the Company’s balance sheet was $154.8 million. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Intercompany Note was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Intercompany Note were instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Intercompany Note. As of March 31, 2019, the liability recorded in respect of the post-petition balance of the Due to iHeartCommunications Note on the Company’s balance sheet was $73.7 million.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Pursuant to the Separation Agreement, the note payable by iHeartCommunications to the Company (the “Due from iHeartCommunications Note”) was canceled, and any agreements or licenses requiring royalty payments to the iHeart Group by the Outdoor Group for trademarks or other intellectual property terminated effective as of December 31, 2018. The note payable by iHeartCommunications to CCOH was canceled, and any agreements or licenses requiring royalty payments to the iHeart Group by the Outdoor Group for trademarks or other intellectual property terminated effective as of December 31, 2018. As a result of the offset of the additional intercompany liability of $52.1 million incurred by CCOH in favor of iHeartCommunications from January 1, 2019 through March 31, 2019, iHeartCommunications made a total net payment to the Company of approximately $107 million on the Closing Date. In addition, within 15 business days after the Closing Date, iHeartCommunications or the Company will pay the other any intercompany liability incurred from April 1, 2019 through the Closing Date. In addition, pursuant to the Separation Agreement, the Company received (i) the trademarks listed on the schedules to the Separation Agreement and (ii) reimbursement of the reasonable expenses of legal counsel and financial advisors incurred on or prior to the Closing Date of CCOH’s board of directors or the special committee of CCOH’s board of directors, in each case, to the extent incurred in connection with the Separation.

On May 1, 2019, the Effective Date, the conditions to the effectiveness of the iHeartMedia Plan of Reorganization were satisfied and the Debtors emerged from Chapter 11. For more information regarding the Merger, Separation Agreement and the Transactions after the Effective Date, refer to the “-Explanatory Note” found in the Company’s 8-K filed on May 2, 2019.

Due from iHeartCommunications

The Company recorded net amounts due from or to iHeartCommunications as “Due from/to iHeartCommunications” on the carve-out balance sheets, net of allowance for credit losses. The accounts represented the revolving promissory note issued by CCOH to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to CCOH in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrued interest pursuant to the terms of the promissory notes and were generally payable on demand or when they were scheduled to mature on May 15, 2019.

Included in the accounts were the net activities resulting from day-to-day cash management services provided by iHeartCommunications. As a part of these services, CCOH maintained collection bank accounts swept daily into accounts of iHeartCommunications (after satisfying the CCOH’s controlled disbursement accounts and the funding requirements of the Trustee Accounts under the CCWH Senior Notes and the CCWH Subordinated Notes). CCOH’s claim in relation to cash transferred from its concentration account was on an unsecured basis and was limited to the balance of the “Due from iHeartCommunications” account.

Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note were instead reflected in an intercompany balance that accrued interest at a rate equal to the interest under the Due from iHeartCommunications Note.

As of March 31, 2019 and December 31, 2018, the asset recorded in “Due from iHeartCommunications” on the carve-out balance sheet was $154.8 million. CCOH did not expect that it would be able to recover all of the amounts owed under the Due from iHeartCommunications Note upon the implementation of the iHeartMedia Plan of Reorganization. As a result, CCOH recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. In addition, upon the filing of the iHeart Chapter 11 Cases on March 14, 2018, CCOH ceased recording interest income on the pre-petition balance due from iHeartCommunications as the collectability of the interest was not considered

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

probable. As a result of the $855.6 million allowance on the Due from iHeartCommunications Note recognized during the fourth quarter of 2017 and the $21.3 million reserve recognized in relation to interest incurred during the pre-petition period in the three months ended March 31, 2018, the outstanding principal amount of $1,031.7 million was reduced to $154.8 million as of March 31, 2019 on the carve-out balance sheet. Pursuant to the Settlement Agreement, CCOH agreed to a recovery amount of 14.44% of the outstanding principal amount, or approximately $149.0 million, in cash on the allowed claim of $1,031.7 million under the Due from iHeartCommunications Note.

Other Related Party Transactions

The Company provided advertising space on its billboards for iHeartMedia, Inc. and for radio stations owned by iHeartMedia, Inc. For the three months ended March 31, 2019 and 2018, the Company recorded $1.0 million and $1.5 million, respectively, in revenue for these advertisements. The majority of these agreements were leasing transactions as they conveyed to iHeartMedia, Inc. the right to control the use of the Company’s advertising structures for a stated period of time.

Under the Corporate Services Agreement between iHeartCommunications and CCOH, iHeartCommunications provided management services to the Company, which included, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; (viii) licensing of intellectual property, copyrights, trademarks and other intangible assets and (ix) other general corporate services. These services were charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2019 and 2018, the Company recorded $7.4 million and $17.2 million, respectively, as a component of corporate expenses for these services. The lower management services costs primarily resulted from iHeartCommunications no longer charging the trademark licensing fee in 2019. On the Closing Date, the Corporate Services Agreement was replaced with a transition services agreement by and among iHeartMedia, iHeartMedia Management Services, Inc., iHeartCommunications and the Company.

Pursuant to the Tax Matters Agreement between iHeartCommunications and CCOH, the operations of the Company were included in a consolidated federal income tax return filed by iHeartCommunications. The Company’s provision for income taxes had been computed on the basis that the Company files separate federal income tax returns with its subsidiaries. Tax payments were made to iHeartCommunications on the basis of the Company’s separate taxable income. Tax benefits recognized on CCOH’s employee stock option exercises were retained by the Company. In addition, if iHeartCommunications or its subsidiaries used certain of CCOH’s tax attributes (including net operating losses, foreign tax credits and other credits) and such use resulted in a decrease in tax liability for iHeartCommunications or its subsidiaries, then iHeartCommunications would reimburse us for the use of such attributes based on the amount of tax benefit realized. In connection with the iHeartMedia Plan of Reorganization, CCOH, iHeartMedia and certain related entities entered into a new tax matters agreement (the “New Tax Matters Agreement”) to allocate the responsibility of iHeartMedia and its subsidiaries, on the one hand, and CCOH and its subsidiaries, on the other, for the payment of taxes arising prior to and subsequent to, and/or in connection with the iHeartMedia Plan of Reorganization. The New Tax Matters Agreement provides that any reduction of our tax attributes as a result of cancellation of indebtedness income realized in connection with the iHeart Chapter 11 Cases is not treated as a use of such tax attributes and, therefore, does not require iHeartMedia to reimburse CCOH for such reduction.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Pursuant to the Employee Matters Agreement, the Company’s employees participated in iHeartCommunications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. For the three months ended March 31, 2019 and 2018, the Company recorded $2.3 million and $2.3 million, respectively, as a component of selling, general and administrative expenses for these services.

NOTE 8 – INCOME TAXES

Income Tax Benefit (Expense)

The Company’s income tax benefit (expense) for the three months ended March 31, 2019 and 2018 consisted of the following components:

(In thousands)	Three Months Ended March 31,
	2019	2018
Current tax expense	$(71,720)	$(28,456)
Deferred tax benefit (expense)	13,957	(16,911)

Income tax expense	$(57,763)	$(45,367)

The effective tax rate for the three months ended March 31, 2019 and 2018 was (51.7)% and (51.9)%, respectively. The effective rate for both periods was primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current period net operating losses in U.S. federal, state and certain foreign jurisdictions due to uncertainty regarding the Company’s ability to realize those assets in future periods.

NOTE 9 – SHARE-BASED COMPENSATION

CCOH has granted restricted stock, restricted stock units and options to purchase shares of its Class A common stock to certain key individuals.

NOTE 10 – OTHER INFORMATION

Other Comprehensive Income (Loss)

There was no change in deferred income tax liabilities resulting from adjustments to comprehensive loss for the three months ended March 31, 2019 and 2018.

Preferred Equity Commitment

On April 8, 2019, the Company entered into a Preferred Equity Commitment Letter (the “Commitment Letter”) with an investor. Pursuant to the Commitment Letter, the investor purchased 45,000 shares of Series A Perpetual Preferred Stock, par value $0.01 per share (“Preferred Stock”), of the Company having an aggregate initial liquidation preference of $45 million for a cash purchase price of $45 million.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Dividends on the Preferred Stock accrue on a daily basis at the applicable dividend rate on the then-current liquidation preference of the Preferred Stock, as and when declared by the board of directors. Dividends are either (a) payable in cash, if and to the extent declared by the board of directors, or (b) added to the liquidation preference. The dividend rate will be equal to (i) the greater of (a) a published LIBOR rate or (b) two (2%) percent plus (ii) either a cash dividend margin or an accruing dividend margin, in each case based on the Company’s consolidated leverage ratio, subject to certain adjustments. At any leverage ratio, the accruing dividend margin will exceed the cash dividend margin by 1.5%. Dividends, if declared, will be payable on March 31, June 30, September 30 and December 31 of each year (or on the next business day if such date is not a business day).

The Company may redeem any of the Preferred Stock, at its option, at any time on or after the third anniversary of the issue date (May 1, 2019), in each case, in cash at a redemption price equal to the liquidation preference per share. Upon consummation of certain equity offerings, the Company may, at its option, redeem all or a part of the Preferred Stock for the liquidation preference plus a make-whole premium. In addition, upon the occurrence of, among other things (i) any change of control, (ii) a liquidation, dissolution, or winding up or (iii) certain insolvency events, each holder may require the Company to redeem for cash all of the then outstanding shares of Preferred Stock. In addition, the holders of Preferred Shares may require a designated subsidiary of the Company to purchase the shares after the fifth anniversary of issuance.

On the tenth anniversary of the issue date (May 1, 2019), the Preferred Stock will be subject to mandatory redemption for an amount equal to the liquidation preference.

The certificate of designations for the Preferred Stock limit the Company’s ability to incur additional debt or any other security ranking pari passu with or senior to the Preferred Stock, other than in (a) an amount not to exceed $300 million on a cumulative basis or (b) subject to an incurrence-based leverage test, subject to other customary carve-outs. The certificate of designations also sets forth certain limitations on the Company’s ability to declare or make certain dividends and distributions and engage in certain reorganizations.

NOTE 11 – SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International. The Americas segment consists of operations primarily in the United States, and the International segment primarily includes operations in Europe, Asia and Latin America. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays. Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

The following table presents the Company’s reportable segment results for the three months ended March 31, 2019 and 2018:

(In thousands)	Americas	International	Corporate and other reconciling items	Total
Three Months Ended March 31, 2019
Revenue	$272,722	$314,394	$—	$587,116
Direct operating expenses	130,519	217,308	—	347,827
Selling, general and administrative expenses	51,636	71,330	—	122,966
Corporate expenses	—	—	28,614	28,614
Depreciation and amortization	39,496	34,581	999	75,076
Other operating expense, net	—	—	(3,522)	(3,522)

Operating income (loss)	$51,071	$(8,825)	$(33,135)	$9,111

Capital expenditures	$11,408	$14,819	$1,946	$28,173
Share-based compensation expense	$—	$—	$1,834	$1,834
Three Months Ended March 31, 2018
Revenue	$255,847	$342,551	$—	$598,398
Direct operating expenses	124,873	236,416	—	361,289
Selling, general and administrative expenses	48,950	78,458	—	127,408
Corporate expenses	—	—	35,435	35,435
Depreciation and amortization	44,504	38,565	991	84,060
Other operating expense, net	—	—	(54)	(54)

Operating income (loss)	$37,520	$(10,888)	$(36,480)	$(9,848)

Capital expenditures	$12,907	$15,272	$493	$28,672
Share-based compensation expense	$—	$—	$2,106	$2,106

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 12 – GUARANTOR SUBSIDIARIES

CCOH (the “Parent Company”) and certain of CCOH’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of CCWH. The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	March 31, 2019
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash and cash equivalents	$1,562	$—	$20,753	$148,195	$—	$170,510
Accounts receivable, net of allowance	—	—	202,696	433,824	—	636,520
Intercompany receivables	—	716,437	2,783,630	43,840	(3,543,907)	—
Prepaid expenses	—	1,211	25,107	33,968	—	60,286
Other current assets	—	—	1,346	30,296	—	31,642

Total Current Assets	1,562	717,648	3,033,532	690,123	(3,543,907)	898,958
Structures, net	—	—	575,719	438,969	—	1,014,688
Other property, plant and equipment, net	—	—	122,732	107,140	—	229,872
Indefinite-lived intangibles	—	—	971,163	—	—	971,163
Other intangibles, net	—	—	232,174	17,010	—	249,184
Goodwill	—	—	507,820	194,999	—	702,819
Operating lease right-of-use assets	—	—	1,006,077	998,409	—	2,004,486
Due from iHeartCommunications	154,758	—	—	—	—	154,758
Intercompany notes receivable	182,026	5,184,629	4,895	16,272	(5,387,822)	—
Other assets	106,762	(3,672)	1,213,685	71,031	(1,288,100)	99,706

Total Assets	$445,108	$5,898,605	$7,667,797	$2,533,953	$(10,219,829)	$6,325,634

Accounts payable	$—	$—	$33,142	$71,884	$—	$105,026
Intercompany payable	2,783,630	—	760,277	—	(3,543,907)	—
Current operating lease liabilities	—	—	102,663	263,770	—	366,433
Accrued expenses	11,952	2,428	113,380	343,434	—	471,194
Deferred revenue	—	—	45,101	58,138	—	103,239
Current portion of long-term debt	—	—	234	—	—	234

Total Current Liabilities	2,795,582	2,428	1,054,797	737,226	(3,543,907)	1,046,126
Long-term debt	—	4,918,330	3,594	371,481	—	5,293,405
Noncurrent operating lease liabilities	—	—	907,067	761,491	—	1,668,558
Intercompany notes payable	—	16,273	5,107,467	264,082	(5,387,822)	—
Due to iHeartCommunications, post iHeart Chapter 11 Cases	73,747	—	—	—	—	73,747
Deferred tax liability	(35,587)	854	424,763	(66,570)	—	323,460
Other long-term liabilities	537	—	72,259	103,372	—	176,168
Total Company Equity (Deficit)	(2,389,171)	960,720	97,850	362,871	(1,288,100)	(2,255,830)

Total Liabilities and Company Equity (Deficit)	$445,108	$5,898,605	$7,667,797	$2,533,953	$(10,219,829)	$6,325,634

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	December 31, 2018
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash and cash equivalents	$1,560	$—	$18,464	$162,432	$—	$182,456
Accounts receivable, net of allowance	—	—	226,230	480,079	—	706,309
Intercompany receivables	—	773,844	2,807,601	66,551	(3,647,996)	—
Prepaid expenses	329	1,211	52,052	42,142	—	95,734
Other current assets	—	—	2,857	28,444	—	31,301

Total Current Assets	1,889	775,055	3,107,204	779,648	(3,647,996)	1,015,800
Structures, net	—	—	594,456	458,560	—	1,053,016
Other property, plant and equipment, net	—	—	127,449	108,473	—	235,922
Indefinite-lived intangibles	—	—	971,163	—	—	971,163
Other intangibles, net	—	—	235,326	17,536	—	252,862
Goodwill	—	—	507,820	198,183	—	706,003
Due from iHeartCommunications	154,758	—	—	—	—	154,758
Intercompany notes receivable	182,026	5,116,629	4,895	16,272	(5,319,822)	—
Other assets	252,239	44,792	1,291,278	80,466	(1,536,271)	132,504

Total Assets	$590,912	$5,936,476	$6,839,591	$1,659,138	$(10,504,089)	$4,522,028

Accounts payable	$—	$—	$30,206	$83,508	$—	$113,714
Intercompany payable	2,807,601	—	840,395	—	(3,647,996)	—
Accrued expenses	33,632	1,599	68,484	427,108	—	530,823
Deferred revenue	—	—	45,914	39,138	—	85,052
Current portion of long-term debt	—	—	227	—	—	227

Total Current Liabilities	2,841,233	1,599	985,226	549,754	(3,647,996)	729,816
Long-term debt	—	4,902,447	3,654	371,007	—	5,277,108
Intercompany notes payable	—	16,273	5,039,418	264,131	(5,319,822)	—
Due to iHeartCommunications, post iHeart Chapter 11 Cases	21,591	—	—	—	—	21,591
Deferred tax liability	(46,739)	853	428,319	(47,418)	—	335,015
Other long-term liabilities	542	—	139,647	119,961	—	260,150
Total Company Equity (Deficit)	(2,225,715)	1,015,304	243,327	401,703	(1,536,271)	(2,101,652)

Total Liabilities and Company Equity (Deficit)	$590,912	$5,936,476	$6,839,591	$1,659,138	$(10,504,089)	$4,522,028

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Three Months Ended March 31, 2019
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenue	$—	$—	$270,452	$316,664	$—	$587,116
Operating expenses:
Direct operating expenses	—	—	129,054	218,773	—	347,827
Selling, general and administrative expenses	—	—	51,379	71,587	—	122,966
Corporate expenses	1,109	—	16,885	10,620	—	28,614
Depreciation and amortization	—	—	40,212	34,864	—	75,076
Other operating expense, net	(113)	—	(424)	(2,985)	—	(3,522)

Operating income (loss)	(1,222)	—	32,498	(22,165)	—	9,111
Interest expense	805	104,565	586	8,907	—	114,863
Intercompany interest income	5,464	104,990	6,471	—	(116,925)	—
Intercompany interest expense	811	250	110,454	5,410	(116,925)	—
Equity in loss of nonconsolidated affiliates	(144,442)	(31,410)	(37,676)	(348)	213,669	(207)
Loss on extinguishment of debt	—	(5,474)	—	—	—	(5,474)
Other income (expense), net	—	—	(2,763)	2,405	—	(358)

Loss before income taxes	(141,816)	(36,709)	(112,510)	(34,425)	213,669	(111,791)
Income tax expense	(22,351)	(821)	(31,932)	(2,659)	—	(57,763)

Net loss	(164,167)	(37,530)	(144,442)	(37,084)	213,669	(169,554)
Less amount attributable to noncontrolling interest	—	—	—	(5,387)	—	(5,387)

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(164,167)	$(37,530)	$(144,442)	$(31,697)	$213,669	$(164,167)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	15,378	(12,829)	—	2,549
Equity in subsidiary comprehensive loss	(1,035)	(17,054)	(16,413)	—	34,502	—

Comprehensive loss	(165,202)	(54,584)	(145,477)	(44,526)	248,171	(161,618)
Less amount attributable to noncontrolling interest	—	—	—	3,584	—	3,584

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(165,202)	$(54,584)	$(145,477)	$(48,110)	$248,171	$(165,202)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Three Months Ended March 31, 2018
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenue	$—	$—	$253,663	$344,735	$—	$598,398
Operating expenses:
Direct operating expenses	—	—	123,345	237,944	—	361,289
Selling, general and administrative expenses	—	—	48,723	78,685	—	127,408
Corporate expenses	3,059	—	23,922	8,454	—	35,435
Depreciation and amortization	—	—	45,228	38,832	—	84,060
Other operating income (expense), net	(104)	—	(600)	650	—	(54)

Operating income (loss)	(3,163)	—	11,845	(18,530)	—	(9,848)
Interest (income) expense, net	(2)	88,169	388	8,709	—	97,264
Intercompany interest income	4,146	90,228	5,297	—	(99,671)	—
Intercompany interest expense	—	217	94,374	5,080	(99,671)	—
Equity in earnings (loss) of nonconsolidated affiliates	(116,424)	(6,509)	(6,279)	(127)	129,527	188
Other income, net	416	—	1,641	17,396	—	19,453

Loss before income taxes	(115,023)	(4,667)	(82,258)	(15,050)	129,527	(87,471)
Income tax benefit (expense)	(13,399)	(2,662)	(34,166)	4,860	—	(45,367)

Net loss	(128,422)	(7,329)	(116,424)	(10,190)	129,527	(132,838)
Less amount attributable to noncontrolling interest	—	—	—	(4,416)	—	(4,416)

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(128,422)	$(7,329)	$(116,424)	$(5,774)	$129,527	$(128,422)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	70	6,712	—	6,782
Equity in subsidiary comprehensive income (loss)	1,546	(742)	1,476	—	(2,280)	—

Comprehensive income (loss)	(126,876)	(8,071)	(114,878)	938	127,247	(121,640)
Less amount attributable to noncontrolling interest	—	—	—	5,236	—	5,236

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(126,876)	$(8,071)	$(114,878)	$(4,298)	$127,247	$(126,876)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Three Months Ended March 31, 2019
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net loss	$(164,167)	$(37,530)	$(144,442)	$(37,084)	$213,669	$(169,554)
Reconciling items:
Depreciation and amortization	—	—	40,212	34,864	—	75,076
Deferred taxes	11,152	1	(3,556)	(21,554)	—	(13,957)
Provision for doubtful accounts	—	—	991	855	—	1,846
Amortization of deferred financing charges and note discounts, net	—	2,161	—	475	—	2,636
Share-based compensation	—	—	1,682	152	—	1,834
Loss on disposal of operating assets, net	—	—	424	2,985	—	3,409
Equity in loss of nonconsolidated affiliates	144,442	31,410	37,676	348	(213,669)	207
Loss on extinguishment of debt	—	5,474	—	—	—	5,474
Foreign exchange transaction gain	—	—	(564)	—	—	(564)
Other reconciling items, net	—	—	(866)	(782)	—	(1,648)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	—	—	22,544	46,705	—	69,249
(Increase) decrease in prepaids and other current assets	329	—	(18,703)	(7,884)	—	(26,258)
Increase (decrease) in accrued expenses	(21,680)	225	47,654	(49,222)	—	(23,023)
Increase (decrease) in accounts payable	—	—	2,936	(10,765)	—	(7,829)
Increase in accrued interest	—	604	446	8,390	—	9,440
Increase (decrease) in deferred income	—	—	(1,396)	19,717	—	18,321
Changes in other operating assets and liabilities	—	—	3,956	3,705	—	7,661

Net cash provided by (used for) operating activities	$(29,924)	$2,345	$(11,006)	$(9,095)	$—	$(47,680)

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(13,338)	(14,835)	—	(28,173)
Proceeds from disposal of assets	—	—	480	121	—	601
Increase in intercompany notes receivable, net	—	(68,000)	—	—	68,000	—
Change in other, net	—	—	—	(4)	—	(4)

Net cash used for investing activities	$—	$(68,000)	$(12,858)	$(14,718)	$68,000	$(27,576)

Cash flows from financing activities:
Proceeds from long-term debt	—	2,235,000	—	—	—	2,235,000
Payments on long-term debt	—	(2,200,000)	(54)	—	—	(2,200,054)
Net transfers from iHeartCommunications	52,156	—	—	—	—	52,156
Dividends and other payments to noncontrolling interests	—	—	—	(69)	—	(69)
Dividends paid	(4)	—	—	—	—	(4)
Increase in intercompany notes payable, net	—	—	68,000	—	(68,000)	—
Intercompany funding	(22,292)	57,407	(41,790)	6,675	—	—
Deferred financing charges	—	(26,752)	—	—	—	(26,752)
Change in other, net	66	—	(3)	—	—	63

Net cash provided by financing activities	$29,926	$65,655	$26,153	$6,606	$(68,000)	$60,340

Effect of exchange rate changes on cash	—	—	—	586	—	586

Net increase (decrease) in cash, cash equivalents and restricted cash	2	—	2,289	(16,621)	—	(14,330)
Cash, cash equivalents and restricted cash at beginning of year	1,560	—	18,464	182,845	—	202,869

Cash, cash equivalents and restricted cash at end of year	$1,562	$—	$20,753	$166,224	$—	$188,539

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Three Months Ended March 31, 2018
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net loss	$(128,422)	$(7,329)	$(116,424)	$(10,190)	$129,527	$(132,838)
Reconciling items:
Depreciation and amortization	—	—	45,228	38,832	—	84,060
Deferred taxes	25,729	—	(9,182)	364	—	16,911
Provision for doubtful accounts	—	—	854	832	—	1,686
Amortization of deferred financing charges and note discounts, net	—	2,204	—	424	—	2,628
Share-based compensation	—	—	1,800	306	—	2,106
Gain on sale of operating and fixed assets	—	—	(136)	(52)	—	(188)
Equity in (earnings) loss of nonconsolidated affiliates	116,424	6,509	6,279	127	(129,527)	(188)
Foreign exchange transaction gain	—	—	(41)	(19,559)	—	(19,600)
Other reconciling items, net	—	—	(562)	(407)	—	(969)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	—	—	11,886	24,431	—	36,317
(Increase) decrease in prepaids and other current assets	27	358	(19,065)	(19,743)	—	(38,423)
Increase (decrease) in accrued expenses	(12,620)	3,977	26,776	(43,565)	—	(25,432)
Increase in accounts payable	—	—	21,569	9,005	—	30,574
Increase in accrued interest	—	—	376	8,115	—	8,491
Increase in deferred income	—	—	16,740	30,644	—	47,384
Changes in other operating assets and liabilities	(1,981)	—	(870)	(4,642)	—	(7,493)

Net cash provided by (used for) operating activities	$(843)	$5,719	$(14,772)	$14,922	$—	$5,026

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(13,345)	(15,327)	—	(28,672)
Proceeds from disposal of assets	—	—	577	704	—	1,281
Increase in intercompany notes receivable, net	—	(9,350)	—	—	9,350	—
Change in other, net	—	—	1	133	—	134

Net cash used for investing activities	$—	$(9,350)	$(12,767)	$(14,490)	$9,350	$(27,257)

Cash flows from financing activities:
Payments on long-term debt	—	—	(34)	(121)	—	(155)
Net transfers from iHeartCommunications	60,677	—	—	—	—	60,677
Dividends and other payments to noncontrolling interests	—	—	—	(97)	—	(97)
Dividends paid	(29,910)	—	1,111	(1,111)	—	(29,910)
Increase in intercompany notes payable, net	—	—	—	9,350	(9,350)	—
Intercompany funding	(29,816)	3,631	19,111	7,074	—	—
Change in other, net	(16)	—	—	—	—	(16)

Net cash provided by financing activities	$935	$3,631	$20,188	$15,095	$(9,350)	$30,499

Effect of exchange rate changes on cash	—	—	—	3,292	—	3,292

Net increase (decrease) in cash, cash equivalents and restricted cash	92	—	(7,351)	18,819	—	11,560
Cash, cash equivalents and restricted cash at beginning of year	27,653	—	22,841	137,816	—	188,310

Cash, cash equivalents and restricted cash at end of year	$27,745	$—	$15,490	$156,635	$—	$199,870